EXHIBIT 99.1

Havertys Announces Fourth Quarter and Full Year 2019

Atlanta, Georgia, February 18, 2020 – HAVERTYS (NYSE: HVT and HVT.A) reported today sales of $213.8 million for the fourth quarter of 2019, a 2.3% increase over the fourth quarter of 2018. Comparable store sales increased 1.4% over the prior-year quarter.
Net earnings for the quarter ended December 31, 2019 were $6.1 million, or $0.31 per diluted share compared to $9.4 million, or $0.45 per diluted share for the same period of 2018.

Net earnings for the fourth quarter and the year were negatively impacted by an impairment loss for a retail store. The non-cash pre-tax charge was approximately $2.4 million, or $1.8 million after tax, equaling $0.09 per diluted share.

FY 2019

Sales for 2019 were $802.3 million, a 1.9% decrease from 2018. Comparable store sales for 2019 decreased 1.4%.

Net earnings for the year ended December 31, 2019 were $21.9 million, or $1.08 per diluted share compared to $30.3 million, or $1.42 per diluted share for 2018.

Clarence H. Smith, chairman, president and CEO, said “The fourth quarter was a positive finish to a very difficult year. The hard work of transitioning several key product lines out of China due to increased tariffs is almost complete and our results are improving. We had an upturn in store traffic in the quarter and customer average ticket rose 8.5% over the 2018 fourth quarter. Our custom upholstery business continues to grow, up 14.8% in written orders in the fourth quarter, as does the sales by our free in-home design team which reached over 22.0% of the quarter’s written business.

The coronavirus outbreak in China has led many factories to extend their closure beyond the Lunar New Year holiday to mid to late February. Some production in Vietnam is also being hampered as certain workers have not been able to return from China. We are talking with our vendor partners and monitoring the situation closely and fully support our vendors’ efforts to safeguard their employees’ health. The current estimates indicate that we, along with most in our industry, will likely have some disruption in our supply chain.

The near-term economic foundations are positive indicators for increased home-related spending, particularly in the regions we serve. Low interest rates, strong consumer confidence, solid job growth, and more recently housing turnover are good signs for growth in furniture spending. We are well positioned to capture that growth and gain profitable market share in 2020.”

Key Results
(amounts in millions, except per share amounts)

	Q4 2019	Q4 2018	FY 2019	FY 2018

Sales	$213.8	$209.0	$802.3	$817.7
Gross Profit	115.8	114.5	434.5	446.5
Gross profit as a % of sales	54.2%	54.8%	54.2%	54.6%

SGA
Variable	$39.0	$38.2	$147.5	$150.0
Fixed	69.6	63.7	260.0	254.9
Total	$108.6	$101.9	$407.5	$404.9

Diluted earnings per share (“EPS”)	$0.31	$0.45	$1.08	$1.42
Adjusted EPS	$0.40	$0.45	$1.17	$1.42
(see the reconciliation of the non-GAAP metrics at the end of the release)

Sales increased each quarter during 2019 as merchandise availability improved and selection stabilized. Average ticket increased 8.5% in Q4 2019 and 6.4% in FY 2019 compared to the same periods in 2018.

Gross profit was impacted during 2019 by higher product and freight costs and slightly more aggressive promotions. We had a negative impact from charges to our LIFO reserve, caused in part by tariffs, of $1.8 million for FY 2019, compared to $0.8 million for FY 2018.

Variable SGA costs as a percentage of sales were comparable for Q4 and the year. Fixed SGA costs rose in Q4 2019 and FY 2019 over their comparable periods due to greater advertising spend, increased compensation costs, and the $2.4 million impairment loss.

During Q4 2019 we completed a store relocation in Baton Rouge, LA and closed a dedicated clearance store in metro Atlanta, GA. We had a net increase of one store in FY 2019 as we entered the St. Louis, MO market and opened a new store in south metro Atlanta, GA in Q3 2019. Total square footage at the end of 2019 was relatively flat compared to the end of 2018.

Liquidity Measures
(amounts in millions)

Free Cash Flow	FY 2019	FY 2018	Cash Returns to Shareholders	FY 2019	FY 2018
Operating cash flow	$63.4	$70.4	Share repurchases	$29.8	$18.7

			Dividends	15.0	15.0
Capital expenditures	16.8	21.5	Special dividends	—	20.5
Free cash flow	$46.6	$48.9	Cash returns to shareholders	$44.8	$54.2
(see the reconciliation of the non-GAAP metrics at the end of the release)

During 2019 we repurchased 1,605,336 shares of common stock and increased our per share quarterly dividends to common stockholders by 5.6%.

2020 Expectations

Our gross profit margin for FY 2020 is expected to be 54.6%. Gross profit margins fluctuate quarter to quarter in relation to our promotional cadence.  We anticipate gross profit margins will run 30 to 60 basis points lower than the annual rate in the first half and 30 to 45 basis points higher in the second half.

Fixed and discretionary expenses within SGA are expected to be in the $265.0 to $267.0 million range. This increase is due to greater advertising and marketing spend, compensation and incentive expense and new store costs. Variable SGA expenses were 18.4% as a percent of sales in 2019 and are anticipated to be in the 18.4% to 18.6% range as a percent of sales based on potential increases in selling and warehouse costs.

Our effective tax rate for 2020 is expected to be 25% excluding the impact from the vesting of stock-based awards.

Planned capital expenditures are $17.0 million which include amounts for a store in Myrtle Beach, SC, a new market for Havertys, adding a location in the Dallas/Ft. Worth, TX market, and one store in an additional new market. We will close two stores in 2020 and retail square footage is expected to be flat versus 2019. Investments of $4.0 million in information technology are included in our planned capital expenditures.

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data – Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

Net Sales	$213,837	$208,968	$802,291	$817,733
Cost of goods sold	98,007	94,502	367,803	371,191
Gross Profit	115,830	114,466	434,488	446,542
Credit service charges	18	23	79	103
Gross profit and other revenue	115,848	114,489	434,567	446,645

Expenses:
Selling, general and administrative	108,632	101,914	407,456	404,856
Provision for doubtful accounts	24	10	90	68
Other income, net	(93)	(12)	(416)	(110)
Total expenses	108,563	101,912	407,130	404,814

Income before interest and income taxes	7,285	12,577	27,437	41,831
Interest (income) expense, net	(307)	239	(1,287)	1,423

Income before income taxes	7,592	12,338	28,724	40,408
Income tax expense	1,492	2,909	6,859	10,101
Net income	$6,100	$9,429	$21,865	$30,307

Diluted earnings per share:
Common Stock	$0.31	$0.45	$1.08	$1.42
Class A Common Stock	$0.30	$0.44	$1.03	$1.39

Diluted weighted average shares outstanding:
Common Stock	19,719	20,957	20,261	21,295
Class A Common Stock	1,535	1,761	1,611	1,765

Cash dividends per share:
Common Stock	$0.20	$1.18	$0.76	$1.72
Class A Common Stock	$0.19	$1.12	$0.72	$1.63

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands - Unaudited)

	December 31,
	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$75,739	$71,537
Restricted cash equivalents	6,663	8,272
Accounts receivable, net	1,527	1,833
Inventories	104,817	105,840
Prepaid expenses	7,652	8,106
Other current assets	8,125	6,262
Total current assets	204,523	201,850

Accounts receivable, long-term, net	195	226
Property and equipment, net	156,534	216,852
Right-of-use lease assets	175,474	—
Deferred income tax	13,198	12,544
Other assets	10,148	8,707
Total assets	$560,072	$440,179

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$27,830	$19,840
Customer deposits	30,121	24,465
Accrued liabilities	39,654	39,903
Current lease liabilities	29,411	—
Current portion of lease obligations	—	4,018
Total current liabilities	127,016	88,226

Noncurrent lease liabilities	149,594	—
Lease obligations, less current portion	—	46,785
Other liabilities	22,959	30,539
Total liabilities	299,569	165,550

Stockholders’ equity	260,503	274,629
Total liabilities and stockholders’ equity	$560,072	$440,179

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands – Unaudited)

	Year Ended December 31,
	2019	2018
Cash Flows from Operating Activities:
Net income	$21,865	$30,307
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,596	29,806
Net loss on asset impairment	2,415	—
Stock-based compensation expense	3,435	4,358
Deferred income taxes	(2,691)	(439)
Provision for doubtful accounts	90	68
Gain on insurance recovery	—	(307)
Proceeds from insurance recovery received for business interruption and destroyed inventory	—	266
Other	616	863
Changes in operating assets and liabilities:
Accounts receivable	247	535
Inventories	1,023	(2,403)
Customer deposits	5,656	(3,348)
Other assets and liabilities	1,586	9,196
Accounts payable and accrued liabilities	8,581	1,490
Net cash provided by operating activities	63,419	70,392

Cash Flows from Investing Activities:
Capital expenditures	(16,841)	(21,473)
Proceeds from sale of property and equipment	2,270	2,446
Proceeds from insurance for destroyed property and equipment	—	55
Net cash used in investing activities	(14,571)	(18,972)

Cash Flows from Financing Activities:
Payments on lease obligations	—	(3,788)
Dividends paid	(15,056)	(35,464)
Common stock repurchased	(29,757)	(18,732)
Taxes on vested restricted shares	(1,442)	(1,233)
Net cash used in financing activities	(46,255)	(59,217)
Increase (decrease) in cash, cash equivalents and restricted cash equivalents	2,593	(7,797)
Cash, cash equivalents and restricted cash equivalents at beginning of year	79,809	87,606
Cash, cash equivalents and restricted cash equivalents at end of year	$82,402	$79,809

Comparable Store Sales
Comparable store sales include those made on our website and in stores, and excludes locations opened, closed or otherwise non-comparable during the last 12 months.

Cost of Goods Sold and SGA Expense
We include substantially all our occupancy and home delivery costs in SGA expense as well as a portion of our warehousing expenses.  Accordingly, our gross profit may not be comparable to those entities that include these costs in cost of goods sold.

We classify our SGA expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission-based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery, so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.

Leases
In February 2016, the Financial Accounting Standards Board (FASB) issued an accounting standard update (ASU 2016-02), which amended various aspects of existing guidance for leases. ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. The main difference between ASU 2016-02 and previous U.S. GAAP is the recognition of lease assets and lease liabilities by lessees on the balance sheet for those leases classified as operating leases under previous U.S. GAAP. As a result, we have recognized a liability representing our lease payments and a right-of-use asset representing our right to use the underlying asset for the lease term on the balance sheet. We adopted the requirements of the new lease standard effective January 1, 2019 using the modified retrospective method and have not restated comparative periods.

As part of the adjustment for ASU 2016-02 effective January 1, 2019, we derecognized certain assets and liabilities associated with certain legacy build-to-suit arrangements and the deferred gain on previous sale leaseback transactions. Accordingly, $53.5 million of net property and equipment, $50.8  million of financing obligations, $9.3 of other net liabilities, and $2.3 million of deferred tax assets recorded on the balance sheet as of December 31, 2018 were removed as part of our transition adjustment. Effective January 1, 2019, we recognized right-of-use lease assets totaling $177.9 million and recorded lease liabilities totaling $175.4 million. The net adjustment recorded to equity as of January 1, 2019 was a credit of $6.8 million.

Since we are not restating prior periods as part of adopting this guidance, our results in 2019 will not be directly comparable to our results for periods before 2019. Specifically, for those leases that were previously recognized on our balance sheet prior to 2019, their associated depreciation and interest expense will be replaced by rent expense. For these properties in our lease portfolio for 2019, the amount of rent expense is less than the associated depreciation and interest expense by approximately $2.0 million. The adoption of ASU 2016-02 had an immaterial impact on our consolidated statement of cash flows for the year ended December 31, 2019.

Adjusted EPS
Adjusted diluted earnings per share (“Adjusted EPS”) is considered a non-GAAP financial measure under the SEC's rules because it excludes certain amounts which are included when diluted earnings per share (“EPS”) are calculated in accordance with U.S. GAAP (EPS), the most directly comparable financial measure calculated in accordance with U.S. GAAP. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance for the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Havertys’ earnings performance and the ability to make a more informed assessment of such earnings performance.

We have calculated Adjusted EPS for the three months and year ended December 31, 2019 by adjusting EPS for a non-cash impairment charge.

	Q4 2019	FY 2019
Diluted earnings per share:
Reported EPS	$0.31	$1.08

Adjustments:
Non-cash impairment charge: pre-tax	0.12	0.12
Tax impact of impairment charge(1)	(0.03)	(0.03)
Net adjustment	0.09	0.09

Adjusted EPS	$0.40	$1.17
(1)	Calculated based on nature of item and rates applied.

Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We had net cash provided by operating activities of $63.4 million for the year ended December 31, 2019, compared to $70.4 million for 2018. This $7.0 million decrease is primarily due to less net income and less depreciation expense in 2019 versus 2018, partly offset by increases in customer deposits in 2019 versus a decrease in 2018. We generated free cash flow of $46.6 million for the year ended December 31, 2019, which decreased $2.3 from the free cash flow generated in 2018 of $48.9 million. This decrease is due to the reasons as outlined for the decline in net cash provided by operating activities, partly offset by a $4.7 million decrease in payments for property and equipment.

Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Additionally, our definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, and due to the fact that the measure does not deduct the payments required for lease payments and other contractual obligations. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.

Although other companies report their free cash flow, numerous methods may exist for calculating a company's free cash flow. As a result, the method we use may differ from the methods used by other companies.

The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the U.S. GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Year Ended December 31,
	2019	2018
(Dollars in thousands)
Net cash provided by operating activities	$63,419	$70,392
Payments for property and equipment (capital expenditures)	(16,841)	(21,473)
Free cash flow	$46,578	$48,919

Net cash used in investing activities[1]	$(14,571)	$(18,972)
Net cash used in financing activities	$(46,255)	$(59,217)
1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Conference Call Information
The company invites interested parties to listen to the live audiocast of the conference call on February 19 at 10:00 a.m. ET at its website, havertys.com under the investor relations section. If you cannot listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 1:00 p.m. ET through February 27. The number to access the telephone playback is 1-888-203-1112 (access code: 7298601).

About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 121 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges.  Additional information is available on the company’s website, havertys.com.

Safe Harbor
This press release includes statements that constitute forward-looking statement within the meaning of the federal securities laws.  Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Forward-looking statements may relate to, for example, future operations, financial condition, economic performance (including gross profit margins and expenses), capital expenditures, and demand for our products. The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors may include, among other things, the state of the economy; state of the residential construction and housing markets; the consumer spending environment for big ticket items; effects of competition; management of relationships with our suppliers and vendors and disruptions in their operations; the imposition of tariffs and the effect of retaliatory trade measures; new regulations or taxation plans, as well as other risks and uncertainties discussed in the company's reports filed from time to time with the Securities and Exchange Commission. You are urged to consider such factors. The Company assumes no obligation for updating any such forward-looking statements.

Contact:

Haverty Furniture Companies, Inc.
404-443-2900

Richard B. Hare
EVP & CFO

Jenny Hill Parker
SVP, Finance and Corporate Secretary
SOURCE:  Havertys